Exhibit 99.1

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

August 31, 2012 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ: CTIC and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Registration Document authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period July 1, 2012 through July 31, 2012 except as otherwise expressly noted.

Provisional (unaudited) financial information and EBITDA as of July 31, 2012

The following information concerns the Company’s provisional (unaudited) results for the month ended July 31, 2012.

Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur.

The following table reports the estimated indication of a few relevant items referring to the unaudited statements of operations for the month ended July 31, 2012:

Estimated financial data of the Company for the month ended July 31, 2012

The estimated and unaudited financial data of the Company as of July 31, 2012 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	June 30, 2012	July 31, 2012
Net revenue	$—	$—
Operating income (expense)	$(37,423)*	$(4,343)
Profit(Loss) from operations	$(37,423)	$(4,343)

Other income (expenses), net	$(104)	$(379)
Preferred Stock:
-Deemed Dividend	$(8,458)	$—
EBITDA	$(45,985)	$(4,722)

Depreciation and amortization	$(218)	$(219)
Interest expense	$(1)	$(2)

Net profit /(loss) attributable to common shareholders	$(46,204)	$(4,943)

*	Includes acquired in-process research and development expense of $29.1 million relating to the acquisition of assets of S*BIO Pte Ltd (“S*BIO”).

Estimated research and development expenses were $3.5 million for the month of June 2012 and $2.4 million for the month of July 2012.

There were no convertible notes outstanding as of June 30, 2012 and July 31, 2012.

Estimated Net Financial Standing

The following table reports the estimated and unaudited net financial standing of the Company as of June 30, 2012 and July 31, 2012, including the separate indication of the total estimated financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant estimated financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Estimated Net Financial Standing	June 30, 2012	July 31, 2012
Cash and cash equivalents	$14,755	$24,329
Long term obligations, current portion	$(396)	$(411)
Estimated Net Financial Standing, current portion	$14,359	$23,918
Long term obligations, less current portion	$(6,449)	$(6,302)
Net financial standing, less current portion	$(6,449)	$(6,302)
Estimated Net Financial Standing	$7,910	$17,616

The total estimated and unaudited net financial standing of the Company as of July 31, 2012 was approximately $17,616 (in thousands of U.S. dollars).

In July 2012, the Company had no debt that matured and did not issue any new debt instruments. As of today, the Company has no debt outstanding.

Regulatory Matters and Products in Development

With respect to the period from July 1, 2012 through July 31, 2012, the Company has no additional information to disclose to the market.

Exchange Listing Matters

On June 29, 2012, the Company received a notice from The NASDAQ Stock Market (“NASDAQ”) that for 30 consecutive business days the closing bid price of the Company’s common stock, no par value per share (the “Common Stock”), was below the minimum $1.00 per share requirement for continued listing of the Common Stock on The NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). This notice has no immediate effect on the listing of or the ability to trade the Common Stock on The NASDAQ Capital Market or the Mercato Telematico Azionario stock market (the “MTA”) in Italy. NASDAQ Listing Rule 5810(c)(3)(A) provides the Company with a grace period of 180 calendar days, or until December 26, 2012, to regain compliance. On August 8, 2012, the Company announced that the Company’s Board of Directors approved a reverse stock split in order to regain compliance with NASDAQ’s minimum closing bid price of $1.00 per share. Upon the effectiveness of the reverse stock split, each of the Company’s shareholders will receive one new share of Common Stock for every five shares such shareholder holds. The reverse stock split will affect all of the Company’s authorized shares, including all outstanding shares of Common Stock as well as the number of shares of Common Stock underlying stock options, warrants and other exercisable or convertible instruments outstanding at the effective time of the reverse stock split.

It is anticipated that the reverse stock split will become effective on or about September 2, 2012. The Company expects to achieve compliance if the closing bid price of the Common Stock is $1.00 per share or more for a minimum of ten consecutive trading days before December 26, 2012. The Common Stock is scheduled to begin trading on a split-adjusted basis on The NASDAQ Capital Market in the United States on September 4, 2012. The Company’s trading symbol on The NASDAQ Capital Market and the MTA will not change due to the reverse stock split.

Update on Outstanding Shares of Common Stock

The number of shares outstanding of Common Stock issued and outstanding as of June 30, 2012 and July 31, 2012 was 261,238,245 and 283,408,995, respectively.

During the month of July 2012, the following transactions contributed to the change in the number of shares of the Company’s outstanding Common Stock:

•	issuance of 25,212,203 shares of Common Stock upon conversion of the Company’s Series 15-2 Preferred Stock; and

•	cancellation of 3,041,453 shares of Common Stock under the Company’s 2007 Equity Incentive Plan, as amended and restated.

The Company is not aware of any agreement for the resale of its shares of Common Stock on the MTA nor of the modalities by means of which shares of Common Stock were or will be resold.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $24.3 million in cash and cash equivalents as of July 31, 2012.

Series 15 Preferred Stock and Warrants

On May 29, 2012, the Company announced that it had entered into an agreement (the “Agreement”) to sell, subject to customary closing conditions, shares of its Series 15 Convertible Preferred Stock and warrants to purchase shares of Common Stock (and the shares of Common Stock issuable from time to time upon conversion of the Series 15 Convertible Preferred Stock and exercise or exchange of the warrants) in a registered offering (the “Offering”) to an institutional accredited investor (the “Initial Purchaser”) .

On May 29, 2012, the Company issued 20,000 shares of Series 15 Convertible Preferred Stock (the “Series 15-1 Preferred Stock”) (convertible into an aggregate of 20,000,000 shares of Common Stock issuable from time to time upon conversion at a conversion price of $1.00 per share) and warrants to purchase up to an aggregate of 13,333,332 shares of Common Stock with an exercise price per share of $1.092 (the “Initial Closing”). As of May 30, 2012, all 20,000 shares of the Series 15-1 Preferred Stock had been converted and the Initial Purchaser had received 20,000,000 shares of Common Stock issuable upon conversion.

On July 30, 2012, the Company issued an additional 15,000 shares of Series 15 Convertible Preferred Stock (the “Series 15-2 Preferred Stock”) convertible into 25,212,203 shares of Common Stock with a conversion price of $0.59495 per share and warrants to purchase up to an aggregate of 16,808,135 shares of Common Stock with an exercise price of $0.61344 for gross proceeds of $15 million (the “Second Closing”) pursuant to the terms of the Agreement. As of July 31, 2012, all 15,000 shares of the Series 15-2 Preferred Stock have been converted and the Initial Purchaser has received 25,212,203 shares of Common Stock issuable upon conversion.

After deducting placement agent fees and estimated offering expenses, and excluding the proceeds, if any, from the exercise (if exercised in cash) of the warrants issued in the Offering, the Company received approximately $18.6 million in net proceeds on the Initial Closing and the Company received approximately $14.2 million in net proceeds on the Second Closing. For further information about the transaction information please refer to the Company’s press releases issued May 29, 2012 and July 31, 2012 and the Company’s current reports on Form 8-K filed on May 31, 2012 and August 1, 2012.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of Pixuvri include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with Pixuvri in particular, including, without limitation, the potential failure of Pixuvri to prove safe and effective for the treatment of relapsed or refractory aggressive NHL, relapsed/refractory diffuse large B-cell lymphoma and/or other tumors as determined by the U.S. Food and Drug Administration (the “FDA”) and/or the European Medicines Agency (the “EMA”); that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled; that the FDA may request additional clinical trials; the Company’s conditional marketing authorization may not be renewed; that Pixuvri may not be immediately available to patients in the EU; the Company may not launch, market and commercialize Pixuvri as planned in EU; that the Company may not be able to complete the PIX306 clinical trial of Pixuvri-rituximab versus gemcitabine-rituximab in patients with aggressive B-cell NHL, who failed front-line CHOP-R and who are not eligible for ASCT (2nd line) or failed ASCT (3rd or 4th line) by June 2015 or at all as required by the EMA or have the results of such trial available by June 2015 or at all; that the conditional marketing authorization for Pixuvri may not be renewed; that the Company may not be able complete a post-marketing study aimed at confirming the clinical benefit observed in the PIX 301 trial; that the Company may not be able to address satisfactorily the two key matters raised by the FDA’s Office of New Drugs (the “OND”) or other matters raised by the FDA the OND, and/or the FDA’s Division of Oncology Drug Products (the “DOD1”); that the Company’s interpretation of the guidance provided by the FDA, the OND and/or the DOD1 may be different than the intent of the FDA, OND and/or the DOD1; that the FDA, OND and/or the DOD1 may change its guidance; that the PIX301 study may not be deemed successful; that upon a re-review or resubmission of the Company’s new drug application for Pixuvri (the “NDA”), that the FDA may find Pixuvri to not be safe and/or effective; that the PIX301 study may still be deemed to be a failed study; that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of Pixuvri; that the Company may not be able to provide satisfactory information in response to the FDA’s Complete Response Letter; that the Company cannot guarantee that the NDA will be resubmitted in the second half of 2012; that the FDA may not accept the NDA if resubmitted; that the FDA may not allow the to-be-resubmitted NDA to be reviewed at a future Oncologic Drugs Advisory Committee meeting; that the Company may not obtain approval of the to-be-resubmitted NDA from the FDA in 2012; that the Company may not be able to regain compliance with the NASDAQ minimum closing bid price requirement between now and December 26, 2012; the risk that in the event the Company is unable to comply with the minimum bid price prior to December 26, 2012 that the Company may not be able to take other actions to regain compliance with the NASDAQ minimum closing bid price requirement; that the Company may not meet the initial listing criteria, with the exception of bid price, required to receive an additional 180 calendar day compliance period; NASDAQ may not grant the Company an additional grace period; the Company’s ability to maintain compliance with other NASDAQ listing requirements; that the Company’s re-alignment of its resources and re-prioritization of its product pipeline may not result in reducing the Company’s operating expenses; that the Company may not be able to reduce its average net operating burn rate from an average of $6.5 million per month to an average of $4.5 million per month through the remainder of the year; that the Company’s average net operating burn rate may increase; the risk that the Company may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, and costs of developing, producing and selling Pixuvri. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, and that the information presented herein with respect to the Company’s convertible notes and non-convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and non-convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors